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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Selective Insurance Group, Inc.:

      We consent to incorporation by reference in the registration statement on Form S-8 of Selective Insurance Group, Inc. of our reports dated February 6, 2002, relating to the consolidated balance sheets of Selective Insurance Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which reports appear in or are incorporated by reference in the December 31, 2001, annual report on Form 10-K of Selective Insurance Group, Inc.



                                             /s/ KPMG LLP



New York, New York
May 21, 2002